Cooper Standard Reports Fourth Quarter and Full Year 2021 Results

NORTHVILLE, Mich., February 17, 2022 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the fourth quarter and full year 2021.
Fourth Quarter Highlights
•Sales of $601.3 million increased sequentially by 14% compared to third quarter 2021
•Net loss of $102.2 million or $(5.98) per fully diluted share, improved sequentially by 17% compared to third quarter 2021
•Adjusted net loss of $50.3 million, or $(2.94) per fully diluted share, improved sequentially by 53% compared to third quarter 2021
•Adjusted EBITDA of $2.0 million increased sequentially by $35.9 million as compared to third quarter 2021
•Year-end cash balance of $248 million; continuing strong total liquidity of $396 million

“We were pleased to see OEM production schedules begin to stabilize and volumes improve during the fourth quarter, compared to what we saw in the second and third quarters of 2021,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Headwinds from increased material and labor costs remain and we have made progress in our negotiations to recover some of those increases in 2022. Our outlook anticipates further improvement in production volumes throughout the year, especially in the second half, which we expect will enable us to drive improved margins and cash flow going forward.”

Consolidated Results

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Dollar amounts in millions except per share amounts)
	Unaudited	Unaudited	Unaudited
Sales	$601.3	$696.9	$2,330.2	$2,375.4
Net loss	$(102.2)	$(27.2)	$(322.8)	$(267.6)
Adjusted net (loss) income	$(50.3)	$3.3	$(222.3)	$(141.4)
Loss per diluted share	$(5.98)	$(1.61)	$(18.94)	$(15.82)
Adjusted (loss) earnings per diluted share	$(2.94)	$0.19	$(13.04)	$(8.36)
Adjusted EBITDA	$2.0	$57.0	$(8.0)	$35.7

The year-over-year decline in fourth quarter sales was primarily attributable to unfavorable volume and mix associated with continuing supply chain constraints, partially offset by favorable price adjustments. The year-over-year change in fourth quarter net loss was driven primarily by unfavorable volume and mix, higher material costs, higher wages and general inflation, and higher income tax expense, partially offset by favorable price adjustments and lower selling, administrative and engineering (SGA&E) expense. The year-over-year change in fourth quarter adjusted EBITDA was driven primarily by unfavorable volume and mix, higher material costs, and higher wages and general inflation, partially offset by favorable price adjustments and lower SGA&E expense.
For the full year 2021, sales declined primarily due to the divestiture of certain business operations in Europe and India in 2020 and unfavorable volume and mix, partially offset by favorable foreign exchange. The year-over-year change in full year net loss was primarily driven by higher material costs, higher wages and general inflation, unfavorable volume and mix, higher interest expense and higher income tax expense. These negative impacts were partially offset by lower SGA&E expense, improvements in operating efficiency, and other cost reduction initiatives. Full year adjusted EBITDA declined due primarily to higher material costs, higher wages and general inflation, and unfavorable volume and mix, partially offset by lower SGA&E expense, improvements in operating efficiency, and other cost reduction initiatives.
Adjusted net income (loss), adjusted EBITDA, adjusted earnings (loss) per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards
Electric vehicle trends continue to create opportunity for Cooper Standard. During the fourth quarter of 2021, the Company received net new business awards representing approximately $26 million in incremental anticipated future annualized sales. Approximately $18 million of these net new business awards were on electric vehicle platforms. For the full year 2021, the Company's net new business awards totaled approximately $186 million, including $106 million in new awards on electric vehicle platforms. The Company believes its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service are competitive advantages that continue to drive the new business awards.

Continuing Execution of Cost Reduction and Strategic Initiatives
The Company remains focused on reducing ongoing costs through improved operating efficiency and further rightsizing of its operating footprint, overhead expenses and staffing levels. In 2021, these initiatives resulted in a combined cost savings of approximately $81 million. Further restructuring actions and other cost savings initiatives are anticipated in 2022.

Quarterly Segment Results

Sales

	Three Months Ended December 31,			Variance Due To:
	2021	2020	Change	Volume / Mix*	Foreign Exchange
	(Dollar amounts in thousands)
Sales to external customers	Unaudited	Unaudited
North America	$291,104	$321,223	$(30,119)	$(30,676)	$557
Europe	121,166	176,663	(55,497)	(50,442)	(5,055)
Asia Pacific	130,640	151,909	(21,269)	(23,929)	2,660
South America	16,093	18,822	(2,729)	(2,174)	(555)
Total Automotive	559,003	668,617	(109,614)	(107,221)	(2,393)
Corporate, eliminations and other	42,346	28,265	14,081	14,427	(346)
Consolidated	$601,349	$696,882	$(95,533)	$(92,794)	$(2,739)
* Net of customer price adjustments

•Volume and mix, net of customer price adjustments, was mainly driven by the decline in vehicle production volume caused by the impact of semiconductor and other OEM supply chain issues.
•The impact of foreign currency exchange was primarily related to the Euro, the Chinese Renminbi and the Brazilian Real.

Adjusted EBITDA

	Three Months Ended December 31,			Variance Due To:
	2021	2020	Change	Volume / Mix*	Foreign Exchange	Cost Decreases / (Increases)
	(Dollar amounts in thousands)
Segment adjusted EBITDA	Unaudited	Unaudited
North America	3,810	38,378	(34,568)	(8,015)	(3,712)	(22,841)
Europe	(8,607)	8,488	(17,095)	(14,374)	(312)	(2,409)
Asia Pacific	(3,732)	19,455	(23,187)	(3,521)	(504)	(19,162)
South America	(3,096)	(2,233)	(863)	(899)	(364)	400
Total Automotive	(11,625)	64,088	(75,713)	(26,809)	(4,892)	(44,012)
Corporate, eliminations and other	13,636	(7,072)	20,708	12,294	(432)	8,846
Consolidated adjusted EBITDA	2,011	57,016	(55,005)	(14,515)	(5,324)	(35,166)
* Net of customer price adjustments

•Volume and mix, net of customer price adjustments, was mainly driven by the decline in vehicle production volume caused by the impact of semiconductor and other OEM supply chain issues.
•Foreign currency exchange was primarily related to the Mexican Peso and the Canadian Dollar.
•The Cost Decreases / (Increases) category above includes:
◦The increase in material costs, wages, and general inflation
◦Lower SGA&E expense, savings from past restructuring actions and savings from manufacturing efficiencies.

Full Year Segment Results
Sales

	Year Ended December 31,			Variance Due To:
	2021	2020	Change	Volume / Mix*	Foreign Exchange	Divestitures / Other
	(Dollar amounts in thousands)
Sales to external customers	Unaudited
North America	$1,148,257	$1,141,368	$6,889	$2,118	$4,771	$—
Europe	518,245	586,739	(68,494)	(40,454)	21,177	(49,217)
Asia Pacific	458,306	468,042	(9,736)	(20,362)	25,917	(15,291)
South America	61,713	60,754	959	4,425	(3,466)	—
Total Automotive	2,186,521	2,256,903	(70,382)	(54,273)	48,399	(64,508)
Corporate, eliminations and other	143,670	118,536	25,134	23,351	1,783	—
Consolidated	$2,330,191	$2,375,439	$(45,248)	$(30,922)	$50,182	$(64,508)
* Net of customer price adjustments

•Volume and mix, net of customer price adjustments, was driven by the decline in vehicle production volume caused by the impact of semiconductor and other OEM supply chain issues.
•The impact of foreign currency exchange was primarily related to the Euro and the Brazilian Real.

Adjusted EBITDA

	Year Ended December 31,			Variance Due To:
	2021	2020	Change	Volume / Mix*	Foreign Exchange	Cost Decreases / (Increases)	Divestitures / Other
	(Dollar amounts in thousands)
Segment adjusted EBITDA	Unaudited
North America	54,616	90,638	(36,022)	3,668	(10,550)	(28,641)	(499)
Europe	(49,599)	(39,004)	(10,595)	(15,306)	(1,717)	4,078	2,350
Asia Pacific	(16,756)	12,472	(29,228)	(13,154)	(7)	(23,106)	7,039
South America	(9,852)	(13,841)	3,989	3,361	4,293	(3,665)	—
Total Automotive	(21,591)	50,265	(71,856)	(21,431)	(7,981)	(51,334)	8,890
Corporate, eliminations and other	13,557	(14,588)	28,145	14,476	(46)	13,715	—
Consolidated adjusted EBITDA	(8,034)	35,677	(43,711)	(6,955)	(8,027)	(37,619)	8,890
* Net of customer price adjustments

•Volume and mix, net of customer price adjustments, was driven by the decline in vehicle production volume caused by the impact of semiconductor and other OEM supply chain issues.
•Foreign currency exchange was impacted by the Mexican Peso, Canadian Dollar, Euro, Polish Zloty, Czech Koruna, Chinese Renminbi and the Brazilian Real.
•The Cost Decreases / (Increases) category above includes:
◦The one-time impact of an $11.2 million credit loss for certain accounts receivable related to the bankruptcy proceedings of a former joint venture in Asia;
◦Commodity cost, wage and allowance for credit loss increases;
◦The non-recurrence of prior year government incentives primarily related to the COVID-19 pandemic;
◦Reduction in compensation-related expenses, due to salaried headcount initiatives, purchasing savings through lean initiatives, variable employee compensation expenses, and restructuring savings; and
◦Net manufacturing efficiencies of $33 million, primarily driven by our European, North America and Asia Pacific segments.

Cash and Liquidity
As of December 31, 2021, Cooper Standard had cash and cash equivalents totaling $248.0 million and total liquidity, including availability under its amended senior asset-based revolving credit facility, of $395.5 million. Based on our current expectations for light vehicle production and customer demand for our products, we expect our current solid cash balance and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives.

Outlook
Based on our outlook for the global automotive industry, macroeconomic conditions, current customer production schedules and our own operating plans, the Company has issued 2022 full year guidance as follows:

	Initial 2022 Guidance[1]
Sales	$2.6 - $2.8 billion
Adjusted EBITDA[2]	$50 - $60 million
Capital Expenditures	$90 - $100 million
Cash Restructuring	$20 - $30 million
Net Cash Taxes / (Refund)	$(30) - $(40) million
Key Light Vehicle Productions Assumptions
North America	15.2	million
Europe	18.5	million
Greater China	24.7	million

1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers January 2022 IHS Markit production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details
Cooper Standard management will host a conference call and webcast on February 18, 2022 at 9 a.m. ET to discuss its fourth quarter and full year 2021 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 7481647 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.
About Cooper Standard
Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,600 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on Twitter @CooperStandard.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.
CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$601,349	$696,882	$2,330,191	$2,375,439
Cost of products sold	573,353	616,593	2,242,963	2,227,892
Gross profit	27,996	80,289	87,228	147,547
Selling, administration & engineering expenses	58,604	64,610	227,110	263,611
Gain on sale of business, net	—	(520)	(696)	(2,834)
Amortization of intangibles	1,823	1,979	7,347	11,611
Impairment charges	23,762	16,653	25,609	104,363
Restructuring charges	2,699	16,246	36,950	39,482
Operating (loss) profit	(58,892)	(18,679)	(209,092)	(268,686)
Interest expense, net of interest income	(18,359)	(18,174)	(72,511)	(59,167)
Equity in (losses) earnings of affiliates	(1,793)	1,238	(1,728)	396
Pension settlement charges	(1,279)	(184)	(1,279)	(184)
Other (expense) income, net	(621)	2,777	(4,842)	(2,580)
Loss before income taxes	(80,944)	(33,022)	(289,452)	(330,221)
Income tax expense (benefit)	23,794	(5,362)	39,392	(60,847)
Net loss	(104,738)	(27,660)	(328,844)	(269,374)
Net loss attributable to noncontrolling interests	2,551	481	6,009	1,769
Net loss attributable to Cooper-Standard Holdings Inc.	$(102,187)	$(27,179)	$(322,835)	$(267,605)

Weighted average shares outstanding
Basic	17,099,143	16,928,472	17,045,353	16,913,850
Diluted	17,099,143	16,928,472	17,045,353	16,913,850

Loss per share:
Basic	$(5.98)	$(1.61)	$(18.94)	$(15.82)
Diluted	$(5.98)	$(1.61)	$(18.94)	$(15.82)

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31,
	2021	2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$248,010	$438,438
Accounts receivable, net	317,469	379,564
Tooling receivable, net	88,900	82,150
Inventories	158,075	143,742
Prepaid expenses	26,313	29,748
Income tax receivable and refundable credits	82,813	85,977
Other current assets	73,317	100,110
Total current assets	994,897	1,259,729
Property, plant and equipment, net	784,348	892,309
Operating lease right-of-use assets, net	111,052	109,795
Goodwill	142,282	142,250
Intangible assets, net	60,375	67,679
Deferred tax assets	27,805	66,111
Other assets	105,734	74,071
Total assets	$2,226,493	$2,611,944
Liabilities and Equity
Current liabilities:
Debt payable within one year	$56,111	$40,731
Accounts payable	348,133	385,284
Payroll liabilities	69,353	112,727
Accrued liabilities	101,466	110,827
Current operating lease liabilities	22,552	21,711
Total current liabilities	597,615	671,280
Long-term debt	980,604	982,760
Pension benefits	129,880	152,230
Postretirement benefits other than pensions	43,498	49,613
Long-term operating lease liabilities	92,760	90,517
Deferred tax liabilities	8,414	8,638
Other liabilities	42,362	32,795
Total liabilities	1,895,133	1,987,833
Equity:
Common stock	17	17
Additional paid-in capital	504,497	498,719
Retained earnings	25,553	350,270
Accumulated other comprehensive loss	(205,184)	(241,896)
Total Cooper-Standard Holdings Inc. equity	324,883	607,110
Noncontrolling interests	6,477	17,001
Total equity	331,360	624,111
Total liabilities and equity	$2,226,493	$2,611,944

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2021	2020	2019
	(Unaudited)
Operating Activities:
Net (loss) income	$(328,844)	$(269,374)	$62,213
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	131,661	142,618	133,987
Amortization of intangibles	7,347	11,611	17,966
Gain on sale of business, net	(696)	(2,834)	(191,571)
Impairment charges	25,609	104,363	23,139
Pension settlement charges	1,279	184	15,819
Share-based compensation expense	5,574	10,435	11,865
Equity in earnings, net of dividends related to earnings	4,872	6,847	(1,587)
Deferred income taxes	35,756	(8,722)	15,874
Other	3,222	5,232	5,230
Changes in operating assets and liabilities:
Accounts and tooling receivable	52,677	94,125	(26,534)
Inventories	(18,527)	(15,236)	29,430
Prepaid expenses	2,951	2,099	(150)
Income tax receivable and refundable credits	2,221	(52,374)	(3,620)
Accounts payable	(25,501)	(18,370)	(14,643)
Payroll and accrued liabilities	(45,392)	40,413	(1,258)
Other	30,281	(66,951)	21,537
Net cash (used in) provided by operating activities	(115,510)	(15,934)	97,697
Investing activities:
Capital expenditures	(96,107)	(91,794)	(164,466)
Proceeds from sale of business, net of cash divested	—	(17,006)	243,362
Acquisition of businesses, net of cash acquired	—	—	(452)
Proceeds from sale of fixed assets and other	4,845	1,920	5,586
Net cash (used in) provided by investing activities	(91,262)	(106,880)	84,030
Financing activities:
Proceeds from issuance of long-term debt, net of discount	—	245,000	—
Principal payments on long-term debt	(5,533)	(6,192)	(4,494)
Increase (decrease) in short-term debt, net	14,935	(22,372)	(40,406)
Debt issuance costs	—	(7,249)	—
Purchase of noncontrolling interest	(6,279)	—	(4,797)
Repurchase of common stock	—	—	(36,550)
Taxes withheld and paid on employees' share-based payment awards	(799)	(544)	(2,787)
Contribution from noncontrolling interests and other	885	(928)	5,042
Net cash provided by (used in) financing activities	3,209	207,715	(83,992)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	11,113	(3,065)	(3,392)
Changes in cash, cash equivalents and restricted cash	(192,450)	81,836	94,343
Cash, cash equivalents and restricted cash at beginning of period	443,578	361,742	267,399
Cash, cash equivalents and restricted cash at end of period	$251,128	$443,578	$361,742

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:

Cash and cash equivalents	$248,010	$438,438	$359,536
Restricted cash included in other current assets	961	4,089	12
Restricted cash included in other assets	2,157	1,051	2,194
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$251,128	$443,578	$361,742

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on IHS Markit forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow. Reconciliation of third quarter non-GAAP measures can be found in our third quarter press release issued on November 3, 2021.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net (loss) income (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(dollar amounts in thousands)
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(102,187)	$(27,179)	$(322,835)	$(267,605)
Income tax expense (benefit)	23,794	(5,362)	39,392	(60,847)
Interest expense, net of interest income	18,359	18,174	72,511	59,167
Depreciation and amortization	33,987	37,502	139,008	154,229
EBITDA	$(26,047)	$23,135	$(71,924)	$(115,056)
Impairment charges (1)	23,762	16,470	25,609	103,887
Restructuring charges	2,699	16,246	36,950	39,482
Pension settlement charges (2)	1,279	184	1,279	184
Lease termination costs (3)	318	87	748	771
Gain on sale of business, net (4)	—	(520)	(696)	(2,834)
Project costs (5)	—	1,414	—	5,648
Divested noncontrolling interest debt extinguishment	—	—	—	3,595
Adjusted EBITDA	$2,011	$57,016	$(8,034)	$35,677

Sales	$601,349	$696,882	$2,330,191	$2,375,439
Net loss margin	(17.0)%	(3.9)%	(13.9)%	(11.3)%
Adjusted EBITDA margin	0.3%	8.2%	(0.3)%	1.5%

(1)Non-cash impairment charges in 2021 related to fixed assets and goodwill. Impairment charges in 2020 included impairment of assets held for sale and other impairment charges related to fixed assets and right-of-use operating lease assets, net of portion attributable to our noncontrolling interests.
(2)Non-cash pension settlement charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)In 2021, subsequent adjustments were recorded to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses. In 2020, the gain on sale of business primarily related to divestitures.
(5)Project costs recorded in selling, administration and engineering expense related to acquisitions and divestitures.

Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share
The following table provides reconciliation of net (loss) income to adjusted net (loss) income and the respective (loss) earnings per share amounts (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(dollar amounts in thousands, except per share amounts)
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(102,187)	$(27,179)	$(322,835)	$(267,605)
Impairment charges (1)	23,762	16,470	25,609	103,887
Restructuring charges	2,699	16,246	36,950	39,482
Pension settlement charges (2)	1,279	184	1,279	184
Lease termination costs (3)	318	87	748	771
Gain on sale of business, net (4)	—	(520)	(696)	(2,834)
Project costs (5)	—	1,414	—	5,648
Divested noncontrolling interest debt extinguishment	—	—	—	3,595
Deferred tax valuation allowance (6)	23,627	—	36,905	—
Tax impact of adjusting items (7)	225	(3,390)	(259)	(24,492)
Adjusted net (loss) income	$(50,277)	$3,312	$(222,299)	$(141,364)

Weighted average shares outstanding
Basic	17,099,143	16,928,472	17,045,353	16,913,850
Diluted (8)	17,099,143	16,928,472	17,045,353	16,913,850

Loss per share:
Basic	$(5.98)	$(1.61)	$(18.94)	$(15.82)
Diluted	$(5.98)	$(1.61)	$(18.94)	$(15.82)

Adjusted (loss) earnings per share:
Basic	$(2.94)	$0.20	$(13.04)	$(8.36)
Diluted	$(2.94)	$0.19	$(13.04)	$(8.36)

(1)Non-cash impairment charges in 2021 related to fixed assets and goodwill. Impairment charges in 2020 included impairment of assets held for sale and other impairment charges related to fixed assets and right-of-use operating lease assets, net of portion attributable to our noncontrolling interests.
(2)Non-cash pension settlement charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)In 2021, subsequent adjustments were recorded to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses. In 2020, the gain on sale of business primarily related to divestitures.
(5)Project costs recorded in selling, administration and engineering expense related to acquisitions and divestitures.
(6)Relates to the initial recognition of our valuation allowance on net deferred tax assets in the U.S and certain international jurisdictions.
(7)Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.
(8)For the purpose of calculating adjusted diluted earnings (loss) per share for the quarter ended December 31, 2020, the weighted average shares outstanding were 17,097,743.

Free Cash Flow

The following table provides a reconciliation of net cash (used in) provided by operating activities to free cash flow (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(dollar amounts in thousands)
Net cash (used in) provided by operating activities	$(4,022)	$10,598	$(115,510)	$(15,934)
Capital expenditures	(20,142)	(18,387)	(96,107)	(91,794)
Free cash flow	$(24,164)	$(7,789)	$(211,617)	$(107,728)